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                     August 17, 2022

       Evan Masyr
       Chief Financial Officer
       Salem Media Group, Inc. /DE/
       6400 North Belt Line Road
       Irving, TX 75063

                                                        Re: Salem Media Group,
Inc. /DE/
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 4, 2022
                                                            File No. 000-26497

       Dear Mr. Masyr:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Christopher Henderson